Exhibit 99.1

Content Checked Holdings CEO Issues Letter to Shareholders on Status of the Company and Future Uplisting Plans

LOS ANGELES, CA – January 19, 2016 — Content Checked Holdings, Inc. (OTCQB: CNCK) (the “Company” or “Content Checked”), the creator of a family of mobile apps for individuals who suffer from food allergies and other dietary needs, today announced that it has released a letter from the Company’s CEO, Kris Finstad, to update shareholders on the current status of the Company and important developments.

Dear Fellow Shareholders:

I am writing to update you on the Company’s recent developments and progress, and to discuss how we are positioning Content Checked going forward. I appreciate your loyalty as we continue to move forward with our business model and future plans.

Recent Developments

Revenue Growth — For the six months ended September 30, 2015, our revenues were US$657,850, net of reserves, as compared to no revenues for the six months ended September 30, 2014. We had cash and equivalents of US$5,509,532 as of September 30, 2015. Generating considerable revenues is a significant accomplishment for a company founded only in July 2013, since many of our competitors have been in the business for a substantially longer period of time or have significantly more resources than we do. Collectively across the family of apps owned and operated by Content Checked, we have had over 2 million downloads and 66% of users are active at least 5 times a week. Since our inception, we have devoted substantially all of our efforts toward the development of our smartphone applications.

Formation of Board of Advisors — In January 2016, we formed a Board of Advisors to provide guidance to our Board of Directors and our management team in the execution of our business development, marketing and operational matters, and to provide insight into continued opportunities within the food, health and nutrition space industry. Subsequently we appointed Dr. Marc Siegel to the Board of Advisors. Marc Siegel MD FACP is a clinical professor of medicine and the medical director of Doctor Radio (Sirius/XM) at NYU Langone Medical Center. Dr. Siegel is a medical contributor, reporter, and member of the Fox News Medical A Team. He is a member of the board of contributors at USA Today and a frequent contributor to several other newspapers and magazines. Dr. Siegel is the author of five books, most recently The Inner Pulse; Unlocking the Secret Code of Sickness and Health.

Growing Content Checked Team — The Content Checked nutrition team has continued to expand and diversify. Among the 4 full-time employees and 10 contractors, our nutritionists have earned the following certifications and degrees, which strengthens our knowledge and expertise in the food ingredients, health and nutrition space: Registered Dietician, Certified Nutritionist Specialist, Certified Nutrition Support Clinician, CISSN Sports Nutrition, Masters of Nutrition, Wellness and Health Coach and NESDA personal trainer.

Growth Capital Financing — In September 2015, we completed a US$4.5 million debt financing with Hillair Capital Investments L.P., an award winning U.S. fund (the “Fund”). The funding was completed through the sale of secured convertible debentures and warrants. The debentures are convertible into our common stock at US$0.80 per share.

New Partnership — In October 2015, we announced a partnership with Troy Healthcare under which the two companies will use their innovative products, MigraineChecked and Stopain® Migraine, respectively, to help deliver preventative information and fast-acting relief for migraine sufferers.

App Recognition and Growth — Our apps continue to receive impressive reviews:

●	MigraineChecked has recently received recognizable and extensive interaction with its users through social media.

●	SugarChecked has experienced significant growth in a short period of time. SugarChecked’s information and technology continues to help significantly improve efficiency and reduce market expenses for the food industry.

My Belief in Content Checked

As a measure of my confidence in Content Checked as a company and as a brand, in September 2015, I converted approximately US$1.1 million of my funds advanced to the Company into shares of the Company’s common stock, at a conversion price set of US$0.96 per share.

To say that I have “skin in the game” would be an understatement. Because of my confidence in the strength of Content Checked’s brand and its apps’ popularity among consumers, I feel very confident about my significant share ownership and our future. The power of our brand and our apps has been recently reinforced by our inclusion in high-profile media and food allergy and intolerance publications and outlets, both online and in print, including Forbes, USA Today, ABC, CBS, NBC, Fox, Los Angeles Business Journal, Yahoo! Travel and Yahoo! Finance, Examiner.com, MSN, PR Newswire, Business Rockstars, Celiac Disease Foundation, Cheapflights.com, Bustle, AllergicLiving, The App Magazine, Clean Eating, TheDailyMeal.com, DIY Active, Food Allergy & Research Education, SheKnows Media, Smarter Travel and Voices in America. Our apps will also be featured in upcoming coverage by the following high-profile media and food allergy and intolerance publications and outlets, both online and in print, including Los Angeles Business Journal, Reuters, VentureBeat, IdeaMensch, MyHeart.net, Rasmussen Blog and ZLiving.

Changing to a Subscription Based Revenue Model

We believe that the iOS (Apple) and Android platforms are moving in the direction of subscription-based applications. To capitalize on this trend and stay ahead of our competition, we are making our core apps free, and are also offering users subscription-based versions of our apps that will provide access to additional desired features. With the relaunch and rebrand of Content Checked’s products, anticipated to take place in March 2016, we will introduce a new subscription based service for the Content Checked line of products, in addition to offering an updated and improved experience for core (free) users.

For core users, Content Checked’s products will still work the same way they always have: users will be able to scan a product to check if it fits within their dietary restrictions. A new User Profile feature will be added as well, allowing users to keep track of their “liked” and “favorited” products in a more convenient way, as well as reward users for the products they scan, update or add to the system.

The paid subscription versions of our apps will allow users access to a bevy of new features, in addition to the core experience. These features include:

1.	A new and revamped recipe system, with all new recipes curtailed for users’ specific dietary needs.

2.	A new shopping list system where users can add products that fit their restrictions to their personal shopping list, keep track of what they have bought, and remember purchased products for their next trip to the grocery store.

3.	Content Checked has a team of excellent Nutritionists with varying specialties. We will now give users more access to the Nutritionists who help build the app, with the new “Ask a Nutritionist” feature. Users can ask ContentChecked’s in-house Sport’s Nutritionist for fitness-related nutrition tips, the Holistic Nutritionist for natural and multi-dimensional nutrition advice, the Weight-Loss Nutritionist for optimum diet and metabolism advice, and finally the Wellness Nutritionist on tips for improving one’s general health and well-being.

As an indication that we are continuing to diversify and grow, we plan to expand the Content Checked family to include more niche apps within the health and wellness sector, with a focus on weight loss and development/degenerative conditions. The extension of our brand will add value to our family of mobile apps designed for those with dietary restrictions and preferences. We believe that consumers of all ages are continuing to place greater emphasis on healthier food alternatives, and we hope that our family of apps will enable Content Checked to reach every demographic in a household.

Uplisting Plans to NASDAQ or NYSE

Our common stock is currently quoted on the OTCQB under the symbol “CNCK”. We would like to apply sometime in 2016 for uplisting to a major exchange like the NASDAQ or the NYSE. We believe that uplisting to a major exchange is the next logical step in attracting a broader base of worldwide institutions, funds and retail investors to participate in our future. Before any listing of our common stock on a major exchange could occur, such exchange will need to approve our application for listing. Although we do not currently meet the listing standards for a national exchange, as we proceed in 2016 we intend to undertake appropriate corporate, corporate governance and other actions necessary to meet the qualifications for uplisting to the NASDAQ Capital Market or the NYSE.

* * *

All of us at Content Checked believe that our market capitalization will continue to grow with improving underlying Company fundamentals. We are a young entrepreneurial company that is flexible and continues to adopt to our core markets’ and users’ demands, to ensure that we position the Company to enhance shareholder value going forward.

Thank you for your time,

Kris Finstad

Chairman and Chief Executive Officer

About Content Checked Holdings, Inc.:

The Company (www.contentchecked.com) has created a revolutionary marketplace for people with dietary restrictions and the organizations who cater to them by creating and introducing the ContentChecked, MigraineChecked and SugarChecked smartphone applications to the market. ContentChecked and MigraineChecked are the first applications with comprehensive and accurate content information, and in-depth allergen and migraine definitions for most U.S. food products.

Each app gives consumers the ability to scan a product’s bar code and determine if it is safe for consumption based on their allergy settings. The apps will recommend a suitable alternative if a product does contain one or more of users’ allergens. This enables the applications to meet the needs of millions of people in the U.S. In the U.S. alone, there are 15 million people who suffer from food allergies and 38 million people who suffer from migraines and chronic headaches. The food allergy market currently has an estimated value of US$6 billion. As a result, the Company has created a pivotal way for food producers to showcase their products to consumers who are actively seeking them at the point of purchase.

The Company has created a robust database of allergens, migraine triggers and food ingredients that directly correlate with food allergies, intolerances, migraines and chronic headaches. There are currently hundreds of thousands of products in its database, updated regularly. All applications serve as easy shopping tools for consumers to decipher often misleading food labels and receive recommendations for healthier alternative products as they shop in real time. The Company’s applications are highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

ContentChecked identifies 16 allergens recognized by the U.S. Federal Drug Administration. The app helps users make better food choices for their food allergy and intolerance needs.

MigraineChecked is a unique, free mobile app that scans food barcodes to help detect and avoid the more than 250,000 packaged foods known to trigger migraines. Users can set up profiles and favorites for themselves, as well as for family members or friends who may also experience migraines. MigraineChecked’s scanner alerts users if the product contains an ingredient, additive or certain chemical compound that has shown to trigger migraines. It also highlights the specific compound in the ingredient list that triggered the warning.

SugarChecked gives consumers the ability to scan the barcodes of grocery store products and determine what types of sugar(s) are contained within. SugarChecked identifies four main types of sugars that consumers can avoid, including added sugars, artificial sweeteners, natural low-calorie sweeteners and sugar alcohols.

For more information on the Company, please visit its social media channels via Facebook
(www.facebook.com/contentchecked), (www.facebook.com/migrainechecked) and
(www.facebook.com/sugarchecked); Instagram (www.instagram.com/contentchecked),
(www.instagram.com/migrainechecked) and (www.instagram.com/sugarchecked); or
YouTube (www.youtube.com/channel/UCMihoaZILlRZ2C3hmx5vXhQ).

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:

Investor Relations
Mike Bowdoin
Bowdoin Group
407-590-6995
Mike@BowdoinGrp.com